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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

Lai-Goldman, Myla P.
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   (Last)                            (First)              (Middle)

c/o Laboratory Corporation of America Holdings, 430 South Spring Street
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                                    (Street)

Burlington, North Carolina 27215
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

Laboratory Corporation of America Holdings ("LH")
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

December 31, 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
      Executive Vice President, Chief Scientific Officer and Medical Director
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form Filed by One Reporting Person
     [_]  Form Filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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


                                                                                                5.              6.
                                                                    4.                          Amount of       Owner-
                                                                    Securities Acquired (A)     Securities      ship
                                         2A.                        or Disposed of (D)          Beneficially    Form:     7.
                            2.           Deemed                     (Instr. 3, 4 and 5)         Owned at End    Direct    Nature of
                            Transaction  Execution    3.            -------------------------   of Issuer's     (D) or    Indirect
1.                          Date         Date, if     Transaction               (A)             Fiscal Year     Indirect  Beneficial
Title of Security           (Month/Day   any (Month/  Code            Amount    or     Price    (Instr. 3       (I)       Ownership
(Instr. 3)                  Year)        Day/Year)    (Instr. 8)                (D)             and 4)          (Instr.4) (Instr. 4)
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
Common Stock                1/7/02                     A              11,900     A                               D
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Common Stock                2/14/02                    A              17,600     A              106,867.2098 (1) D
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                                                                                                  2,000 (2)      I       By children
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
(1) Amount shown reflects a 2-for-1 stock split effective on May 10, 2002. Includes 442.2659 shares acquired on June 28, 2002 and 520.5865 shares acquired on December 31, 2002 under the Laboratory Corporation of America Holdings stock purchase plan.
(2) Dr. Lai-Goldman disclaims beneficial ownership of the 2,000 shares of common stock held in her daughter's name.


                                                                          (Over)
                                                                 SEC 2270 (6-02)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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

                                                                                   5.
                                                                                   Number of              6.
                                                      3A.                          Derivative             Date
                          2.              3.          Deemed                       Securities             Exercisable and
1.                        Conversion      Trans-      Execution                    Acquired (A) or        Expiration Date
Title of                  or Exercise     action      Date, if      4.             Disposed of (D)        (Month/Day/Year)
Derivative                Price of        Date        any           Transaction    (Instr. 3, 4 and 5)    -----------------------
Security                  Derivative      (Month/     (Month/       Code           -------------------       Date      Expiration
(Instr. 3)                Security        Day/Year)   Day/Year)     (Instr.8)          (A)     (D)        Exercisable     Date
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
Non-Qualified
Stock Option (2)          $78.68          1/7/02                    A                17,700               (3)          1/7/12
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Non-Qualified
Stock Option (4)          $87.06          2/14/02                   A                25,200               (5)         2/14/12
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

7.
Title and Amount                                       9.
of Underlying                                          Number of             10.
Securities                                             Derivative            Ownership           11.
(Instr. 3 and 4)                      8.               Securities            of Derivative       Nature of
----------------------------          Price of         Beneficially          Security:           Indirect
                  Amount or           Derivative       Owned at End          Direct (D) or       Beneficial
                  Number of           Security         of Year               Indirect (I)        Ownership
Title             Shares              (Instr. 5)       (Instr. 4)            (Instr. 4)          (Instr. 4)
----------------------------------------------------------------------------------------------------------------
Common
Stock             17,700              $78.68           35,400 (6)             D
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Common
Stock             25,200              $87.06           50,400 (6)             D
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
Explanation of Responses:

(2) Employee stock option (right to buy) granted pursuant to the Laboratory Corporation of America Holdings 2000 Stock Incentive Plan.
(3) The option vests in three equal annual installments beginning on January 7, 2003.
(4) Employee stock option (right to buy) granted pursuant to the Laboratory Corporation of America Holdings 2000 Stock Incentive Plan.
(5) The option vests in three equal annual installments beginning on February 14, 2003.
(6) Amount shown reflects a 2-for-1 stock split effective on May 10, 2002.





           /s/ Bradford T. Smith                            February 14, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
  Bradford T. Smith, Attorney-in-Fact for
            Myla P. Lai-Goldman

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

       * If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this form, one of which must be manually signed.
          If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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